Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement and Release” or “Agreement”) dated August 30, 2024, is made by and between Marc Feldmann, an individual (“Feldmann”) and Cannbiorex Pharma Ltd., a U.K. corporation (“CBR”), a wholly-owned subsidiary of 180 Life Sciences Corp. (“180 LS”, and 180 LS, together with CBR, the “Company”), and the Company (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Feldmann currently serves as Chief Executive Officer of CBR;

WHEREAS, the Company and Feldmann previously entered into an Employment Agreement, dated May 31, 2018, and effective November 6, 2020, a First Amendment to Employment Agreement, dated April 27, 2022 (the “First Amendment”) and a Second Amendment to Employment Agreement on January 1, 2024 (the “Second Amendment”) (collectively referred to herein as, the “Employment Agreement”), pursuant to which Feldmann agreed to serve as an employee (Chief Executive Officer) of CBR;

WHEREAS, Feldmann also previously served as Co-Executive Chairman of 180 LS;

WHEREAS, after discussion among the Parties, the Parties believe that it is in the best interest of Feldmann and CBR to terminate the Employment Agreement and mutually terminate Feldmann’s employment with CBR, but for Feldmann to remain as a Director of CBR;

WHEREAS, Feldmann’s Employment Agreement and Feldmann’s employment with CBR is hereby terminated effective July 31, 2024 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Feldmann may have against the Company and any of the Released Parties as defined below, including, but not limited to, any and all claims arising out of or in any way related to Feldmann’s employment with or separation from the Company, each pursuant to the terms and conditions of this Agreement set forth below.

NOW, THEREFORE, in consideration of the mutual promises made herein and the Severance Payment (defined below), the receipt and sufficiency of which is acknowledge and confirmed, Feldmann and the Company hereby agree as follows:

1. Severance Payment. Subject to Feldmann’s compliance with the terms and conditions of this Agreement and Release, 180 LS agrees to (a) issue Feldmann 57,328 fully-vested shares of 180 LS’s common stock; and (b) grant Feldmann options to purchase 20,000 shares of 180 LS’s common stock, which shall have a term of two years and an exercise price of $1.82 per share, (a), and (b), the “Severance Payment”). The Severance Payment shall be paid within 15 days of the Separation Date (the “Payment Date”). Feldmann agrees that the Severance Payment to be paid under this Agreement and Release is due solely from the Company and represents consideration which would not otherwise be due to Feldmann. The options shall be subject in all cases to the equity compensation plan of the Company under which they are granted.

2. Release of Further Payments. The consideration set forth in Paragraph 1 is inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by Feldmann or on Feldmann’s behalf against the Company. In furtherance of the above, and without limiting any other term or condition of this Agreement and Release, Feldmann agrees to release any rights he may have to, and to waive all rights of the Company to pay, other than as set forth in Paragraph 1, any severance fees set forth in the Employment Agreement, any bonus, accrued compensation, reimbursement for unused vacation days, sick days or other benefits, in connection with severance pay or otherwise, any stock or option compensation, and further acknowledges that he is not owed any funds from the Company in connection with unreimbursed business expenses as of the date of this Agreement and Release and/or any other amounts due under the Employment Agreement. Feldmann further agrees that he is owed by the Company, those amounts set forth in Paragraph 1, for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that he has been given all time off or is being paid for all time off to which he was entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act. Notwithstanding any other term or condition of this Agreement and Release, Feldmann may elect to continue health insurance coverage, following the Separation Date, if eligible in accordance with the provisions of COBRA regardless of whether the Company enters into this Agreement and Release.

Separation and Release Agreement

3. No Further Payments. Except as described in Paragraph 1, Feldmann acknowledges and agrees that he is not entitled to any other compensation, severance, benefits, stock compensation, options, severance pay, or other payments in connection with his engagement by, or employment or positions with, the Company or the termination thereof, or pursuant to the Employment Agreement or the termination thereof or otherwise.

4. Feldmann Acknowledgements. By entering into this Agreement and Release, Feldmann confirms and acknowledges the Separation Date and that Feldmann shall be deemed to have voluntarily resigned from employment with CBR as of the Separation Date. Feldmann further acknowledges and confirms that Feldmann has been paid or is being paid for any salary, wages, incentives, bonuses, commissions and any other type of compensation due to Feldmann, for work performed through and including the Separation Date. Feldmann further acknowledges that, as of the date of Feldmann’s signing of this Agreement and Release, Feldmann has sustained no injury or illness related in any way to Feldmann’s employment with the Company for which a worker’s compensation claim has not already been filed. Concurrently with Feldmann’s entry into this Agreement, Feldmann shall provide a written resignation, resigning as an officer of CBR. Feldmann represents that he does not have any pending lawsuits, claims, or actions against the Company and has fully disclosed all lawsuits, claims, or actions to the Company prior to executing this Agreement and Release.

5. Feldmann’s General Release. In return for the Company’s agreement to provide Feldmann with the Severance Payment referred to in Paragraph 1, Feldmann agrees to the following, in addition to the other terms and conditions of this Agreement and Release:

a. General Release. Feldmann, for Feldmann and Feldmann’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Feldmann’s and his assigns, successors and predecessors, hereby releases and forever discharges the Company, and its subsidiaries and affiliates, and each of their officers, directors, employees, members, agents, attorneys, predecessors, successors and assigns of each of the foregoing entities (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Feldmann ever had, now has, or may have against the Released Parties as of the date of Feldmann’s signing of this Agreement and Release. This release includes, but is not limited to, any claims for severance pay, restricted stock, restricted stock units, stock or option compensation, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Older Workers Benefit Protection Act of 1990, the Workers Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Genetic Information Nondiscrimination Act of 2008, California Family Rights Act – Cal. Gov’t Code § 12945.2, California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq., California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq., Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq., California Confidentiality of Medical Information Act – Cal. Civ. Code § 56 et seq., California Parental Leave Law – Cal. Lab. Code § 230.7 et seq., California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394, the California Occupational Safety and Health Act, as amended, and any applicable regulations thereunder, the California Consumer Credit Reporting Agencies Act – Cal. Civ. Code § 1785 et seq., California Investigative Consumer Reporting Agencies Act – Cal. Civ. Code § 1786 et seq., those provisions of the California Labor Code that lawfully may be released, the Sarbanes-Oxley Act of 2002, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Feldmann’s employment with and by the Company and/or the termination of the Employment Agreement or relating to the Company or his employment with CBR or any services provided to 180 LS in general, each to the extent allowed pursuant to applicable law. Along with such release, all benefits to Feldmann from the Company (i.e., health insurance coverage, 401(k) plans and life insurance (if any)) will be terminated. The Released Parties can seek attorneys’ fees, costs, or other damages arising from Feldmann for Feldmann’s breach of the release. Feldmann agrees that, if any portion of this release is found to be unenforceable, the remainder of the release will remain enforceable. This release does not include claims that may not be released under applicable law.

Separation and Release Agreement

b. Unknown Claims. Feldmann understands and agrees that the release set forth in Section 5.a above, extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Feldmann under Section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived. Said Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Feldmann hereby specifically acknowledges and agrees that (i) Feldmann’s waiver of known and unknown claims and of California Civil Code § 1542 is knowing and voluntary; (ii) the Severance Payment is in addition to anything of value to which Feldmann already is entitled; and (iii) but for this Agreement, Feldmann would not be entitled to the Severance Payment.

c. Specific Release. Feldmann agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Feldmann could make on Feldmann’s own behalf, but also those which may have been or may be made by any other person or organization on Feldmann’s behalf. Feldmann specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Feldmann’s signing of this Agreement and Release. If Feldmann is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Feldmann’s signing of this Agreement and Release, Feldmann shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Feldmann agrees that Feldmann will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

6. Nonwaivable Claims. This Agreement and Release is not intended to interfere with Feldmann’s exercise of any protected, nonwaivable right, including Feldmann’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement and Release, however, Feldmann acknowledges that the Severance Payment set forth herein is in addition to amounts the Company owes Feldmann under the Employment Agreement, that the Company would not have agreed to pay such amounts to Feldmann if not for Feldmann agreeing to the terms of this Agreement, such amount is in full satisfaction of any amounts to which Feldmann might be entitled and Feldmann is forever discharging the Released Parties from any liability to Feldmann for any acts or omissions occurring on or before the date of Feldmann’s signing of this Agreement and Release. This Agreement and Release is also not intended to diminish any right of indemnity that Feldmann may enjoy in respect of his actions or inactions during his tenure as an employee of CBR or as Executive Chairman of 180 LS.

Separation and Release Agreement

7. Claims Not Released. Feldmann is not waiving any rights hereunder that Feldmann may have to: (i) Feldmann’s vested 180 LS equity grants or any other vested accrued employee benefits under any of the Company’s health, welfare, or retirement benefit plans as of the Separation Date or unemployment claims (which the Company agrees not to contest); (ii) any rights or claims Feldmann may have for indemnification, and/or contribution, advancement or payment of related expenses pursuant to any Indemnification Agreement entered into with the Company (“Indemnification Agreement”), or any other written agreement with the Company, the Company’s Bylaws or other organizing documents, and/or under applicable law; (iii) benefits or rights to seek benefits under applicable workers’ compensation (except as to claims under Labor Code sections 132a and 4553), unemployment insurance or indemnification statutes or pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce or challenge the validity of this Agreement; (v) coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (vi) as a shareholder of 180 LS, if applicable; and (vii) any claims arising after the date of this Agreement.

8. No Admission. Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The Parties hereto agree and understand that the consideration set forth in Paragraph 1 is in excess of that which the Company is obligated to provide to Feldmann, and that it is provided solely in consideration of Feldmann’s execution of this Agreement and Release. The Company and Feldmann agree that the consideration set forth in Paragraph 1 is sufficient consideration for the release being given by Feldmann in Paragraph 5, and for Feldmann’s other promises herein, including, but not limited to in Paragraphs 9 and 10 hereof.

9. Confirmation of No Company Property. Feldmann’s signature below constitutes Feldmann’s agreement that he doesn’t have any original or copies of any files, notes, programs, correspondence (whether electronic or hard copy), intellectual property, documents, slides, computer disks, printouts, reports, lists of the Company’s clients or leads or referrals to prospective clients, nor does he have any other media or property in his possession or control which contain or pertain to Confidential Information (as defined below) or any other items provided to Feldmann by the Company, developed or obtained by Feldmann in connection with Feldmann’s employment with CBR or consulting service with 180 LS, or otherwise belonging to the Company.

10. Restrictive Covenants:

a. Confidential Information. Feldmann understands and agrees that Feldmann may have learned or had access to, or assisted in the development of, highly confidential and sensitive information and trade secrets about the Company, its operations and its clients, and that providing its clients with appropriate assurances that their confidences will be protected is crucial to the Company’s ability to obtain clients, maintain good client relations, and conform to contractual obligations. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, and includes, but is not limited to: (i) financial and business information related to the Company, such as strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information related to the Company, such as product formulations, methods, intellectual property, patented technology, patent pending technology, and technology which may be patented in the future, new and innovative product ideas, methods, procedures, devices, equipment, machines, data processing programs, software, software codes, source codes, computer models, and research and development projects; (iii) client and supplier information, such as the identity of the Company’s clients and suppliers, the names of representatives of the Company’s clients and suppliers responsible for entering into contracts with the Company, the amounts paid by such clients and suppliers to the Company, specific client needs and requirements, and leads and referrals to prospective clients and suppliers; (iv) personnel information, such as the identity and number of the Company’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or client of the Company, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling, and operating practices; (vi) any information not included in (i) or (ii) above which Feldmann knows or should know is subject to a restriction on disclosure or which Feldmann knows or should know is considered by the Company or the Company’s clients or suppliers or prospective clients or suppliers to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; (vii) intellectual property, including inventions and copyrightable works and (viii) any information related to any governmental investigations. Confidential Information is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information can be in any form: oral, written, or machine readable, including electronic files.

Separation and Release Agreement

b. Confidentiality Requirements. Feldmann acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, which was developed, compiled and acquired by the Company at its great effort and expense. Feldmann further acknowledges and agrees that any disclosing, divulging, revealing or using of any of the Confidential Information, other than as specifically authorized by the Company, will be highly detrimental to the Company and will cause it to suffer serious loss of business and pecuniary damage. Accordingly, Feldmann agrees that Feldmann will not, for any purpose whatsoever, directly or indirectly use, disseminate, or disclose to any person, organization, or entity Confidential Information, except as expressly authorized by the highest executive officer of the Company or by order of a court of competent jurisdiction after providing the Company with sufficient notice to contest such order (the “Confidentiality Requirements”).

c. Non-Use of Confidential Information. Feldmann agrees not to use, disclose to others, or permit anyone access to any of the Company’s trade secrets or confidential or proprietary information without the Company’s express consent, and to return immediately to the Company all of the Company’s property, including all files related to the Company, upon termination of Feldmann’s employment. Feldmann shall not retain any copy or other reproduction whatsoever of any Company property after the termination of Feldmann’s employment.

d. Mutual Non-Disparagement. The Company, Feldmann and Released Parties agree not to say, write or cause to be said, disseminated, published, issued, communicated or written, any statement that may be considered defamatory, derogatory, or disparaging of each other concerning Feldmann, the Company or any Released Party, Feldmann’s employment with the Company, acts occurring before the signing of this Agreement and Release, before the Separation Date or relating to this Agreement and Release and the matters covered hereby, or any other matter whatsoever, provided that nothing shall prohibit Feldmann from communicating any concerns about potential violations of law, rule or regulation to the Securities and Exchange Commission, Occupational Safety and Health Administration or any other government authority or self-regulatory agency (collectively, “Agencies”), or prohibit Feldmann from discussing any such matters with any Agency (collectively, the “Non-Disparagement Requirements”). Nothing in this agreement prevents Feldmann from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Feldmann has reason to believe is unlawful. Nothing in this Agreement prevents or restricts Feldmann from disclosing factual information relating to claims of harassment, discrimination, or retaliation under the Fair Employment and Housing Act (FEHA), the Equal Employment Opportunity Commission, or a state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, including claims based on race, sexual orientation, religion, color, national origin, ancestry, disability, medical condition, and age. Further, nothing in this Agreement or any other agreement by and between the Company and Feldmann shall prohibit or restrict Feldmann from (i) voluntarily communicating with an attorney retained by Feldmann, (ii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by any Agencies, (iii) recovering a Securities and Exchange Commission whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Feldmann first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Feldmann is entitled.

Separation and Release Agreement

e. Non-Interference. For a period of one (1) year from the Separation Date (the “Non-Solicitation Period”), Feldmann agrees to not interfere with the Company’s and any of its affiliates’ business relationships with their employees, consultants, representatives, customers, researchers or suppliers by directly and actively soliciting, recruiting or encouraging same for employment with Feldmann or any future employer of Feldmann or to leave the service of the Company or its affiliate(s), unless granted prior permission by the Company, in writing.

f. Reasonableness. Feldmann acknowledges and agrees that the restrictions set forth in this Paragraph 10 are critical and necessary to protect the Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Feldmann also acknowledges and agrees that the Company would be irreparably damaged if Feldmann were to breach the covenants set forth in this Paragraph 10  and in the event that Feldmann breaches any of the provisions in Paragraph 10, The Company will be entitled to injunctive relief, in addition to any other damages to which it may be entitled as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this section. Feldmann further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Paragraph 10.

g. Invalid or Unenforceable Provisions. Each word, phrase, sentence, Paragraph or provision (each a “Provision”) of this Paragraph 10 is severable. If any Provision of this Paragraph 10 is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Provisions of this Agreement and Release or this Paragraph 10. If any Provision is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed, stricken or modified to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or geographic scope to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

11. Assistance Following Termination. Feldmann agrees that, following the Separation Date, he will cooperate fully with the Company upon request in all matters relating to the completion of his pending work on behalf of the Company and in connection with the orderly transition of such work to such other employees as the Company may designate. The Company will reimburse Feldmann for any reasonable out-of-pocket expenses incurred pursuant to his duties under this Paragraph 11, after the Separation Date.

12. Cooperation in Investigations and Litigation. In connection with the Company’s pending legal matters and in the event the Company becomes involved in any future investigations or legal proceedings of any nature, related directly or indirectly to events which occurred during Feldmann’s employment and about which Feldmann has personal knowledge, Feldmann agrees that Feldmann will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to answer discovery requests, give depositions, or testify, with respect to matters of which Feldmann has or may have knowledge as a result of or in connection with Feldmann’s employment relationship with the Company. In performing Feldmann’s obligations under this paragraph to testify or otherwise provide information, Feldmann agrees that Feldmann will truthfully, forthrightly, and completely provide the information requested. Feldmann further agrees that Feldmann will not be compensated in any way by the Company for Feldmann’s cooperation with the Company in connection with any litigation or other activity covered by this paragraph, except that Feldmann shall be reimbursed as permitted by law for any reasonable expenses that Feldmann incurs in providing testimony or other assistance to the Company under this paragraph.

13. Requests for References. The Company will confirm Feldmann’s job title, dates of employment and, with written authorization from Feldmann, Feldmann’s salary in connection with any requests for references for Feldmann’s potential future employers.

14. Costs and Fees Incurred. Each Party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.

Separation and Release Agreement

15. Modifications. This Agreement and Release contains the full agreement of the Parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Feldmann and the Company or their authorized agents.

16. Acknowledgements. Feldmann acknowledges and agrees that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by Feldmann of his own free will and volition, without reliance upon any statement or representation by the Company except as set forth herein; (c) Feldmann is legally competent to execute this Agreement and Release and to accept full responsibility therefor; (d) Feldmann has been given twenty-one (21) days within which to consider this Agreement and Release; (e) Feldmann has used all or as much of that twenty-one (21) day period as Feldmann deemed necessary to consider fully this Agreement and Release and, if Feldmann has not used the entire twenty-one (21) day period, Feldmann waives that period not used; (f) Feldmann has read and fully understands the meaning of each provision of this Agreement and Release; (g) the Company has advised Feldmann to consult with an attorney concerning this Agreement and Release and has provided Feldmann notice and an opportunity to retain an attorney; (h) Feldmann knowingly, freely and voluntarily enters into this Agreement and Release; and (i) no fact, evidence, event, or transaction currently unknown to Feldmann but which may hereafter become known to Feldmann shall affect in any manner the final and unconditional nature of the release stated above.

17. Effective Date. This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by Feldmann unless Feldmann revokes it by so advising the Company in writing before the end of the seventh (7th) day after its execution by Feldmann (the “Effective Date”). In the event this Agreement is revoked prior to the Effective Date, Feldmann shall immediately repay/return the Severance Payment (if paid prior to such date), and shall forfeit such Severance Payment.

18. Company Release. Effective on the Effective Date, and in consideration for the release provided by Feldmann herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, on behalf of itself and its successors, assigns and other legal representatives (all such other persons being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Feldmann, and his successors and assigns (Feldmann and all such other persons being hereinafter referred to collectively as “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have or claim to have against Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Effective Date, except for Claims which relate to Feldmann’s obligations under this Agreement, claims relating to fraud or bad faith, breaches of Feldmann’s fiduciary duties to the Company, rights to clawback incentive consideration under the Company’s clawback policies or applicable law, and/or any other rights or Claims which the Company cannot waive under applicable law.

19. [Intentionally Removed].

20. Governing Law. This Agreement and Release shall be governed by and construed in accordance with the laws of the State of California.

21. Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and deemed duly served on and given (i) when delivered personally; (ii) three (3) business days after having been sent by priority or certified mail, return receipt requested, postage prepaid; (iii) upon delivery by fax with written facsimile confirmation and electronically by email with written delivery receipt; or (iv) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. Such notices shall be in writing and delivered to the address set forth below or to such other notice address as the other Party has provided by written notice:

If to Former Employer:	If to Former Employee:

Cannbiorex Pharma Ltd c/o 180 Life Sciences Corp.	Marc Feldmann
3000 El Camino Real, Bldg. 4	_____________________
Suite 200	_____________________
Palo Alto, CA 94306
Email: [_______________]	Email: _____________________

Separation and Release Agreement

22. Waiver. The waiver by a Party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by the other Party.

23. Severability. The provisions of this Agreement and Release are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of this Agreement and Release will continue in force, and the Parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

24. No Benefit for Others. The Parties acknowledge that Feldmann’s right to the Severance Pay described herein shall be determined exclusively under the provisions stated herein, and this Agreement and Release is not intended to, and does not, create rights for the benefit of any other employee or person except in connection with the rights of the Released Parties.

25. No Wrongful Conduct. Feldmann represents, warrants and covenants to each of the Released Parties that at no time prior to or contemporaneous with its execution of this Agreement and Release has he (i) knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company; (ii) breached any provision of the Employment Agreement; or (iii) violated any state, federal, local or other law, including any securities laws or regulations.

26. No Assignment or Transfer. Feldmann warrants and represents that Feldmann has not heretofore assigned or transferred to any person not a party to this Agreement and Release any released matter or any part or portion thereof and he shall defend, indemnify and hold 180 LS and each Released Party harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

27. Not Assignable. This Agreement and Release is personal to Feldmann and shall not, without the prior written consent of the Company, be assignable by Feldmann. This Agreement and Release shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement and Release for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Agreement and Release by operation of law or otherwise.

28. Forfeiture of Severance Payment. Feldmann agrees that he will forfeit (and be forced to return) the Severance Payment payable by the Company pursuant to this Agreement and Release if Feldmann challenges the validity of this Agreement and Release.

29. Counterparts. This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

30. Clawback. Feldmann agrees that, notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Feldmann under the Employment Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement is be subject to such deductions and clawback pursuant to applicable law and the Company’s Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation, as may be amended or modified from time to time. With respect to any potential clawback or recovery effected or subject to a determination by the Board of Directors (the “Board”), the Board will make its determination for clawback or recovery in good faith, upon advice of counsel, and in accordance with any applicable law or regulation, and to the extent permitted by law, only after (i) providing Feldmann prior written notice of the deliberation of such potential clawback or recovery and (ii) providing Feldmann (and his counsel) an opportunity to present to the Board all relevant information related to such determination.

31. Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities and ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement (including without limitation any Severance Payment) is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Feldmann acknowledges that if any provision of this Agreement (or of any award of compensation or benefits) would cause Feldmann to incur any additional tax or interest under Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be his responsibility. The Company and Feldmann will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Feldmann under Section 409A. In no event will the Released Parties have any obligation, liability or responsibility to reimburse, indemnify or hold harmless Feldmann for any taxes imposed, or other costs incurred, as a result of Section 409A. The Separation Date is intended to constitute Feldmann’s “separation from service” within the meaning of Section 409A.

[Remainder of page left intentionally blank. Signature page follows.]

Separation and Release Agreement

IN WITNESS WHEREOF, the Parties have hereunto set their hands.

Marc Feldmann		180 Life Sciences Corp.

Signature:	/s/ Marc Feldmann	Signature:	/s/ Blair Jordan

		Printed Name:	Blair Jordan

		Title:	Interim CEO

September 5, 2024		September 3, 2024
Date		Date

Cannbiorex Pharma Ltd.

Signature:	/s/ Ozan Pamir

Printed Name:	Ozan Pamir

Title:	CFO

September 3, 2024
Date

Separation and Release Agreement

FIRST AMENDMENT TO

SEPARATION AND RELEASE AGREEMENT

This First Amendment to Separation and Release Agreement (this “Amendment”), dated September 5, 2024 and effective September 3, 2024 (the “Effective Date”), amends that certain Separation and Release Agreement dated September 3, 2024 (the “Separation Agreement”), by and between Sir Marc Feldmann, an individual (“Feldmann”) and Cannbiorex Pharma Ltd., a U.K. corporation (“CBR”), a wholly-owned subsidiary of 180 Life Sciences Corp. (“180 LS”, and 180 LS, together with CBR, the “Company”), and the Company (collectively referred to as the “Parties” or individually referred to as a “Party”). Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Separation Agreement.

WHEREAS, the Parties desire to enter into this Amendment to amend the Separation Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the Parties hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1. Amendment to Separation Agreement. Effective as of the Effective Date Section 1 of the Separation Agreement shall be amended and restated to read in its entirety as follows:

“1. Severance Payment. Subject to Feldmann’s compliance with the terms and conditions of this Agreement and Release, 180 LS agrees to (a) issue Feldmann 57,328 fully-vested shares of 180 LS’s common stock; and (b) grant Feldmann options to purchase 20,000 shares of 180 LS’s common stock, which shall have a term of two years and an exercise price equal to the Exercise Price, (a), and (b), the “Severance Payment”). The Severance Payment shall be paid within 15 days of the Separation Date (the “Payment Date”). Feldmann agrees that the Severance Payment to be paid under this Agreement and Release is due solely from the Company and represents consideration which would not otherwise be due to Feldmann. The options shall be subject in all cases to the equity compensation plan of the Company under which they are granted. “Exercise Price” shall mean the closing sales price of 180 LS’ common stock on the Nasdaq Capital Market on the date that this Agreement is fully binding on all Parties hereto.”

2. Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Amendment and the transactions contemplated herein.

First Amendment to Separation Agreement

3. Mutual Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

(a) Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and thereby. This Amendment constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b) The execution and delivery by such Party and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected; and

(c) Any individual executing this Amendment on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Amendment on behalf of such entity.

4. Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Amendment and the transactions contemplated herein.

5. Effect of Amendment. Upon the effectiveness of this Amendment, each reference in the Separation Agreement to “Separation Agreement”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Separation Agreement, as applicable, as modified and amended hereby.

6. Separation Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Separation Agreement and the terms and conditions thereof shall remain in full force and effect.

7. Entire Agreement. This Amendment sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

8. Construction. In this Amendment words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

9. Governing Law. The provisions of Section 20 of the Separation Agreement are incorporated by reference herein in their entirety.

10. Counterparts and Signatures. This Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

First Amendment to Separation Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written to be effective as of the Effective Date.

Marc Feldmann		180 Life Sciences Corp.

Signature:	/s/ Marc Feldmann	Signature:	/s/ Blair Jordan

		Printed Name:	Blair Jordan

		Title:	Interim CEO

September 5, 2024		September 5, 2024
Date		Date

Cannbiorex Pharma Ltd.

Signature:	/s/ Ozan Pamir

Printed Name:	Ozan Pamir

Title:	CFO

September 5, 2024
Date

First Amendment to Separation Agreement